Zion Oil & Gas, Inc.
Drilling in Land of Israel - Summary
1900 - 2004 (Israel, West Bank, Gaza) (numbers preceded by "c." are approx.)

1.		Total No. of Wells :	c. 470	Note: First well drilled in 1947

2.		Developments Wells :	c. 120
Notes:
(a)	Heletz	-	c. 50 (oil)

(a) Heletz field discovery in 1955 - 18 MM bb produced: marginal production continues

(b) Zohar field discovery in 1958 - 30 Bcf produced; marginal production continues

(c) Ashdod field discoveries (1976 oil and 1983 gas) 215,000 bb and 400 MMcf produced; gas field abandoned 1992, oil field abandoned 1997

(d) Ashkelon (Shiqma) field discovery in 1983 - 1.4 Bcf produced; marginal production continues

(e) Hula Valley field - shallow biogenic peat field which has never seen effective commercial production because of substantial production problems.

(b)	Arad (Zohar)	-	c. 15 (gas)

(c)	Ashdod fields	-	c. 17 (7 oil, 10 gas)

(d)	Ashkelon (Shiqma)	-	5 (gas)

(e)	Hula Valley	-	c. 35 (gas)

3.		Exploratory Wells (total)	c. 350
of which:
	Off-Shore -		26
	Dead Sea Province -		26

4.			Exploratory Wells (net of
Off-Shore & Dead Sea) :			c. 300
of which:
(a)	South of Ashdod - Jerusalem line (Northern Negev and Negev)		c. 240

(b)	North of Ashdod - Jerusalem line (Coastal Plain, Samaria,
	Galilee, Jordan Valley)		c. 60	THIS IS RELEVANT
NUMBER TO ZION'S JOSEPH PROJECT

5.	Deep Wells - Triassic and deeper - strata of Interest to Zion
(a)	Total in all Israel	38
(b)	North of Ashdod -	8	THIS IS RELEVANT
Jerusalem line	NUMBER TO ZION'S JOSEPH PROJECT
Deborah
Asher-Atlit
Ga'ash
David
Ramallah
Meged 2
Meged 3
Meged 4

All these 8 had shows of oil & gas.
Meged was recognized as a commercial discovery by the Israeli government's grant of a production lease at beginning
of April 2004 - though with acknowledged production problems.

Total area north of Jerusalem - Ashdod line:	c. 12,000 km2

Only eight deep wells drilled in that area or
one well per 1,500 km2 .

Given size and geologic complexity of region, this is
considered a very underexplored region.

But given the finds in those 8 wells, a promising one.

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